David M. Cordani Chairman and CEO September 14, 2023 Noelle Eder Dear Noelle: I am pleased to confirm that the People Resources Committee (PRC) has approved the following changes to your compensation package effective September 14, 2023 in connection with the assumption of your expanded role as EVP Technology & Operations:  Base Salary – will increase to a pre-tax annualized rate of $850,000.  Annual Incentive – Your annual incentive target will increase to $900,000 for the 2023 performance year (payable in 2024). As you are aware, the annual incentive is typically paid in the first quarter of the year following the performance period and is not considered earned until the date paid.  Long-Term Incentive – Your annual long-term incentive target will increase to $3,250,000 for the upcoming 2024 annual grant. NEW TOTAL ANNUAL COMPENSATION OPPORTUNITY: $5,000,000 Your employment will remain as an at-will employee, meaning that you or the Company has the right to terminate your employment relationship at any time for any reason or no reason. The changes above have no impact on previously awarded bonuses, stock options, restricted stock or SPS grants. As an executive of the company, your compensation will be subject to any future program changes. Noelle, congratulations on your expanded role. I look forward to continuing to partner with you. Sincerely, David M. Cordani cc: K. Gorodetzer K. Stevens 900 Cottage Grove Road Wilde Bldg Bloomfield, CT 06152 Telephone 860.226.7482